                                                        EXHIBIT 99.1
                                                        ------------

FOR IMMEDIATE RELEASE                        Contact: Steven T. Sabatini
                                                      Senior Executive V.P. &
                                                      Chief Financial Officer
                                                      (914) 365-4615

                           U.S.B. HOLDING CO., INC.,
          DECLARES TEN PERCENT COMMON STOCK DIVIDEND AND CASH DIVIDEND

Orangeburg, NY, November 30, 1998 - U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank and Tarrytowns Bank, FSB, announced today that on November 25, 1998, the Company's Board of Directors authorized a 10% stock dividend of the Company's common stock, to be distributed on December 21, 1998 to shareholders of record as of December 7, 1998. In making this announcement, Mr. Thomas E. Hales, Chairman of the Board, commented that the stock dividend should increase the liquidity of the common stock, making it more attractive to investors, particularly individuals, and, therefore, be in the best interest of the Company and its shareholders.

         In addition, on November 25, 1998, the Board of Directors of the Company declared a quarterly common stock cash dividend of six cents per share, to be paid on January 15, 1999 to shareholders of record December 31, 1998. After considering the ten percent stock dividend, the cash dividend represents a 10% increase over the previous quarter's cash dividend.

         The Company's common stock is listed on the American Stock Exchange, trading under the symbol "UBH." The Company operates through its two banking subsidiaries, Union State Bank, a commercial bank with twenty-two locations in Rockland and Westchester counties, and Tarrytowns Bank, FSB, a federally chartered savings bank with two branches in Westchester County.

                                       ###